Exhibit 10.7

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

SINGULEX, INC.

for

HIGHLY SENSITIVE SYSTEM AND METHODS FOR ANALYSIS OF TROPONIN

UC Case No. 2008-042

22. INDEMNIFICATION	30

23. NOTICES	31

24. ASSIGNABILITY	32

25. WAIVER	33

26. FORCE MAJEURE	33

27. GOVERNING LAWS; VENUE; ATTORNEYS’ FEES	33

28. GOVERNMENT APPROVAL OR REGISTRATION	34

29. COMPLIANCE WITH LAWS	34

30. CONFIDENTIALITY	34

31. MISCELLANEOUS	36

44

EXCLUSIVE LICENSE AGREEMENT

for

HIGHLY SENSITIVE SYSTEM AND METHODS FOR ANALYSIS OF TROPONIN

This license agreement (“Agreement”) is made effective this 1st day of November, 2008 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, California 94107 (“UCSF”), and Singulex, Inc., a Delaware corporation, having a principal place of business at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502 (“Licensee”).

BACKGROUND

A.    Certain inventions, generally characterized as highly sensitive system and methods for analysis of Troponin (UCSF Case nos. SF2008-042 and SF2009-027, collectively “Invention”), were made in the course of research at the University of California, San Francisco, by Dr. Alan Wu and at Singulex by Philippe Goix, Robert Puskas, John Todd, Richard Livingston, and Douglas Held, and are claimed in Patent Rights as defined below.

B.    The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

C.    The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

D.    The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

E.     Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid by Licensee on any claim in both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein, provided that such a claim is a Valid Claim.

F.     Both parties recognize and agree that Earned Royalties due under this Agreement will be based on the Licensee’s or a Sublicensee’s last act of infringement of Patent Rights within the control of the Licensee or a Sublicensee, regardless of whether the Licensee or a Sublicensee had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement by the Licensee and its Sublicensees.

- - oo 0 oo - -

The parties agree as follows:

1.     DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee.  “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Attributed Income” means the total gross proceeds (exclusive of Earned Royalties of Sublicensees, but including, without limitation, any license fees, maintenance fees, or milestone payments), consisting of cash (and securities received in lieu of the foregoing cash payments), received by the Licensee, any Affiliate and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense under the Patent Rights.  Notwithstanding the foregoing, Attributed Income shall not include proceeds reasonably and fairly attributed in such sublicense to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee, Affiliate or Joint Venture at market value; (iii) reimbursements of Patent Prosecution Costs and (iv) reimbursement for the cost of research , development and/or other services including manufacturing services for clinical trials, e.g., conducted by Licensee or on behalf of Licensee and provided on the basis of full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates (“FTE Reimbursements”) and/or the reimbursement of out-of-pocket costs, all to the extent attributable to Licensed Products or Licensed Services under this Agreement as shown by written record; (v) profit or revenue sharing on sales of goods already subject to an Earned Royalty (however the Earned Royalty paid shall be set based upon a Net Sales Price set at a level commensurate with an arm’s length transaction); (vi) Eligible Expenses; (vii) withholding taxes and other amounts actually withheld from or deducted against the amounts paid to such Party; (viii) income for commercial manufacturing of goods if sales of such goods are already subject to an Earned Royalty (however the Earned Royalty paid shall be set based upon a Net Sales Price set at a level commensurate with an arm’s length transaction); and (ix) any consideration received for the grant of any rights other than Patent Rights as agreed by the parties pursuant to Paragraph 6.2.  It is not the intent of the parties for The Regents to be paid twice on any single unit of product.  For such purposes, “Eligible Expenses” means (i) the documented costs and expenses reasonably incurred by Licensee, its Affiliates or a Joint Venture (the “Licensing Party”) in performing research, development, and/or manufacture of Licensed Products prior to and/or after the date of the agreement with the Sublicensee under a sublicense to Patent Rights, including FTE Reimbursements and out-of-pocket costs to the extent attributable to Licensed Products or Licensed Services under this Agreement as shown by written record.

1.3 “Combination Product” means a combined Product that contains or uses a Licensed Product and at least one other Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such combined Product, (iii) such Combination Product Component and such Licensed Product are Sold separately from such combined Product by Licensee or any Affiliate, Joint Venture or

Sublicensee, (iv) such Combination Product Component does not function together with a Licensed Product so as to achieve the purpose for which such Licensed Product is Sold and (v) the market price of such combined Product is higher than the market price for such Licensed Product (if Sold separately) as a result of such combined Product containing or using such Combination Product Component.

1.4 “Earned Royalty” means Sublicensee Royalty (as defined in Paragraph 6.3) and Royalty (as defined in Paragraph 7.1)

1.5 “Field of Use” means all fields.

1.6 “FTE” is defined in Paragraph 1.2 (Attributed Income).

1.7 “Joint Venture” means any separate entity established pursuant to a written agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee.

1.8 “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.9 “Licensed Product” means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country. Without limiting the generality of the foregoing, any Product (including any Combination Product) containing or using a Patent Product shall be deemed a Patent Product in its entirety, provided that Net Sales for any such Combination Product shall be calculated as described in Article 1.12 below.

1.10       “Licensed Service” means any service provided for consideration (whether in cash or any other form having financial value), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.  Notwithstanding the foregoing, it is understood that Licensed Service shall not include any service involving or performed in connection with the research or development of a Licensed Product by or for the Licensee or any Affiliate, Joint Venture, or Sublicensee.

1.11       “Net Invoice Price” means (a) the gross invoice price charged and the value of any other consideration owed to the Licensee, its Affiliates, Joint Ventures, or any Sublicensees  for Sale of a Licensed Product or Licensed Service, or (b) in those instances where the Licensed Product or Licensed Service is combined in any manner with any other Product or service, the gross  invoice price charged and the value of any other consideration owed to the Licensee, its Affiliates, Joint Ventures, and/or Sublicensees for Sale of the combined Product or service in its entirety, which shall be subject to the Combination Product Net Sales language below , in each case less (i) an allowance, in the form of a credit, only for those accounts deemed in good faith to be uncollectible by Licensee that have been outstanding for at least six (6) months and for which Licensee has sent two (2) overdue notices by return receipt mail or for which the customer has not paid following efforts by a collection agency over a period of six (6) months, and (ii) the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, are included in the gross invoice price charged or other consideration owed,and are  separately billed:

1.11.1      Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts;

1.11.2      Freight, transport packing and insurance charges associated with transportation;

1.11.3      Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales.  “Deductible Value Added Tax” means value added tax only to the extent that such value added tax is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

1.11.4      Discounts and rebates given as a part of a formulary program that are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product or Licensed Service that is included in such formulary program, as permitted by applicable law;

1.11.5      Wholesaler’s discounts and rebates given as a part of a formulary program that are paid or credited to customers, third-party payers, health care systems, or administrators for a Licensed Product or Licensed Service that is included in such formulary program, as permitted by applicable law; and

1.11.6      Rebates and discounts paid or credited pursuant to applicable law.

1.12     “Net Sale” means:

1.12.1      except in the instances described in Paragraphs 1.12.2, 1.12.3 and 1.12.4 of this Paragraph, the Net Invoice Price;

1.12.2      for any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product or Licensed Service unless such Relationship-Influenced Sale Purchaser does not re-Sell such Licensed Product or Licensed Service, in which case,  the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price currently being offered for Sale by the Licensee or any Sublicensee in an arms length transaction.  In those instances where Relationship-Influenced Sale Purchaser combines such Licensed Product or Licensed Service in any manner with any other product or service, such combined product or service shall be considered a Combination Product;

1.12.3      in those instances where Licensee or any Sublicensee receives non-cash consideration in lieu of cash for the Sale, lease or other transfer of Licensed Product or Licensed Service to a third party pursuant to a written agreement, the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price of Products or Services of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee or any Sublicensee.  Where such Products or Services are not currently Sold or offered for Sale by the Licensee or any Sublicensee, then the Net Sales shall be as reasonably agreed upon by The Regents and Licensee and/or such Sublicensee; and

1.12.4      in those instances where Licensee or Sublicensee reacquires and subsequently Sells Licensed Product or Licensed Service previously Sold by Licensee, its Affiliate, Joint Venture, or Sublicensee, Net Sales shall mean the Net Invoice Price upon Sale of such reacquired Licensed Product or Licensed Service by Licensee, its Affiliate, Joint Venture, or Sublicensee, less any amounts paid to The Regents on account of earlier Sale of the reacquired Licensed Product or Licensed Service.

For a Combination Product, Net Sales shall be calculated as: [***], provided, however, that in no event shall Net Sales for a Combination Product be less than [***] of Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product.

1.13       “New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.14       “Patent Prosecution Costs” is defined in Paragraph 19.5.

1.15       “Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
SF2008-042	11/784,213	April 4, 2007
SF2009-027	12/062,412	April 3, 2008

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application).  This definition of Patent Rights excludes any rights in and to New Developments.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.16       “Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.17       “Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee its Affiliates, Joint Ventures, and/or Sublicensees  (or any of their respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products or Licensed Services without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee, its Affiliate, Joint Venture, or Sublicensee to such entity or individual for the Licensed Product or Licensed Service would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee, its Affiliate, Joint Venture, or Sublicensee extending to such entity or individual lower prices for such Licensed Product or Licensed Service than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

1.18       “Relationship-Influenced Sale” means a Sale of a Licensed Product or Licensed Service between the Licensee , its Affiliates, Joint Ventures, and/or Sublicensees on the one hand and a Related Party on the other hand.

1.19       “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

1.20       “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.  Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.21       “Service Income” means Net Sales with respect to Licensed Services.

1.22       “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.23       “Sublicense Fee” is defined in Paragraph 6.1.

1.24       “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.     GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement, The Regents grants to the Licensee a license under its rights in and to Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Services and Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2 Except as otherwise provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive.

2.3 The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use.  For other methods and products, the Licensee has no license under this Agreement.

2.4 Title in and to the Invention and Patent Rights and any rights, including any and all intellectual property rights relating thereto is not transferred to the Licensee under this Agreement.

2.5 The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to the Invention and to make and use any Products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results.  For the avoidance of doubt, to the extent the Invention and any technology relating to the Invention are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention and technology and any Products or processes that are the subject of any of the foregoing, except in each case to the extent such technology, Products or processes are covered by the Patent Rights and exclusively licensed to Licensee hereunder.  It is understood that no right or license is granted to The Regents hereunder to any intellectual property of Licensee.

3.     SUBLICENSES

3.1 The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with no right to further sublicense except as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement.  Licensee may grant its Sublicensee the right to further sublicense any of the rights exclusively granted to Licensee hereunder only to the extent necessary for the research, development, seeking of marketing or regulatory approvals, manufacture and/or commercialization of Licensed Product(s) and/or Licensed Methods.  Each Sublicensee must be subject to a written sublicense agreement.  All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Paragraph 7.2 (Minimum Annual Royalty) and Paragraphs 19.5 and 19.7 (reimbursement of Patent Prosecution Costs).  For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 The Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

3.3 The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense (along with a summary of the material terms of each such sublicense) and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment.  The Licensee will collect from Sublicensees and pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents.  The Licensee will guarantee all monies due The Regents from

Sublicensees. For clarity, if the Licensee grants a sublicense, or a Sublicensee grants a further sublicense, that contains a provision for payment of royalties by any Sublicensee [***].  The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due The Regents from Sublicensees.

3.4 If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

3.5 Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense.  In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement.  Moreover, The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 7 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 4 (Payment Terms).

4.     PAYMENT TERMS

4.1 Paragraphs 1.8, 1.9, 1.10 and 1.15 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents.  Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

defined in Paragraph 1.12.  Sublicense Fees with respect to any Attributed Income shall accrue to The Regents within thirty (30) days of the date that such Attributed Income is due to the Licensee.

4.2 The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year.  Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3 All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents.  The Licensee is responsible for all bank or other transfer charges.  When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars.  The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last thirty (30) days of the reporting period.

4.4 Sublicense Fees and Earned Royalties on Net Sales of Licensed Products or Licensed Services occurring in and other consideration received in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Article 1.12 (Net Sales).

4.5 Notwithstanding the provisions of Article 26 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by the Licensee with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

4.6 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision.  The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services.

4.7 In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [***] interest per annum, provided that Licensee was timely invoiced by The Regents for such originally due monies.  Such interest will be calculated from the date payment was due until actually received by The Regents.  Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5.     LICENSE ISSUE FEE

The Licensee will pay to The Regents a license issue fee of twenty-five thousand dollars ($25,000) within thirty (30) days of the Effective Date.  This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6.     PAYMENTS ON SUBLICENSES

6.1 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”) listed in Articles 6.1.1 to 6.1.2 from all Sublicensees except those Sublicense Fees received by Licensee from Licensee’s Affiliates due solely under such Licensee’s Affiliate’s sublicense from Licensee; provided, however, any Sublicensing Fees received by such Licensee’s Affiliate under a sublicense to a third party shall be subject to Articles 6.1.1 and 6.1.2 as if the Licensee’s Affiliate were the Licensee :

6.1.1        [***] of all Attributed Income attributable to any sublicense [***]; or

6.1.2        [***] of all Attributed Income attributable to any sublicense [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.2 In the event that Licensee executes a single sublicense for any of the rights granted to the Licensee hereunder and additional unrelated rights, The Regents and Licensee shall discuss a mutually acceptable adjustment to Sublicense Fees for such sublicense to account for such additional rights.

6.3 The Licensee will also pay to The Regents, with respect to each Sublicensee, an earned royalty of: (i) [***] of the Net Sales of each Licensed Product or Licensed Method; and (ii) [***] of the Net Sales of any Service Income (“Sublicensee Royalty”).

7.     EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 The Licensee will also pay to The Regents an earned royalty of (i) [***] of the Net Sales of Licensed Product or Licensed Method by the Licensee or any Affiliate or  Joint Venture; and (ii) [***] of any Service Income of the Licensee, any Affiliate or  Joint Venture (“Royalty”).

7.1.1        In the event that any Licensed Product or Licensed Service falls under more than one of categories (i) or (ii) described in Article 7.1, [***] royalty rate applicable shall apply.

7.1.2        No more than one royalty shall be paid to The Regents with respect to each unit of Licensed Product, Licensed Service, or Licensed Method.

7.2 The Licensee will also pay to The Regents a minimum annual royalty of fifteen thousand dollars ($15,000) for the life of Patent Rights, beginning on the second anniversary of the Effective Date.  After the first payment of the minimum annual royalty, the minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.

8.     MILESTONE PAYMENTS

8.1 The Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

8.1.1        Ten thousand dollars ($10,000) upon grant of first marketing approval for a Licensed Product by the FDA; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.1.2        Fifty thousand dollars ($50,000) upon aggregate net sales of [***] of all Licensed Products, Licensed Methods, and Licensed Services collectively by the Licensee, Affiliates, Joint Ventures, and Sublicensees.

8.2 For the avoidance of doubt, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture, or Sublicensee.

8.3 All milestone payments are due to The Regents within thirty (30) days of the occurrence of the applicable milestone event.

9.     DUE DILIGENCE

9.1 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and Licensed Services and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.  Notwithstanding the foregoing, Licensee shall be deemed to have satisfied its diligence obligations with respect to this Paragraph 9.1 by the completion of those specific diligence obligations specified in Paragraph 9.3 within the timeframes established therefor including any extensions thereto in accordance with such Paragraph.

9.2 The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.

9.3 The Licensee will:

9.3.1        submit an application for market approval, covering Licensed Product, to the United States FDA within five (5) year(s) of the Effective Date;

9.3.2        market Licensed Product or Licensed Service by June 30, 2010;

9.3.3        fill the market demand for Licensed Products and Licensed Services following commencement of marketing at any time during the exclusive period of this Agreement.

The Regents shall allow a maximum of two one-year extensions of the milestones listed in Articles 9.3.1 and 9.3.2, the particular milestone for which such delay is granted to be selected

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

by the Licensee prior to expiration of the time period for reaching that milestone.  Licensee’s selection of a milestone for extension shall be accompanied by a payment of $10,000 per each one year extension to The Regents.  If the milestone in Article 9.3.1 is extended in accordance with this Article 9.3, then the milestone in Article 9.3.2 shall be deemed extended by the same time period.  Notwithstanding the foregoing right of Licensee to extend the milestones set forth in Articles 9.3.1 and 9.3.2 for any or no reason upon payment by Licensee of $10,000 for each such extension in accordance with this Article 9.3, if a milestone is not achieved for reasons beyond the reasonable control of Licensee, then the Licensee and The Regents will agree upon an extension of such milestones to allow for such achievement without any obligation for Licensee to pay The Regents for such extension.

9.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 9.5 below.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

9.5 To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 9 (Due Diligence), The Regents will give the Licensee written notice of the deficiency.  The Licensee thereafter has sixty (60) days to cure the deficiency.  If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Article 13 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

10.     PROGRESS AND ROYALTY REPORTS

10.1       Beginning on September 30, 2009, and semi-annually thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 10.2 below covering the Licensee’s (and any Affiliates’, Joint Ventures’, or Sublicensee’s) activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 9 (Due Diligence).  Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.

10.2       Progress reports submitted under Paragraph 10.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 9 (Due Diligence) above (provided that it is understood and agreed that  1) Licensee shall not be obligated to include in any such reports information belonging to its Sublicensees to the extent that the disclosure of such information would constitute a violation of Licensee’s obligations of confidentiality to such Sublicensees and 2) Licensee shall include as a term in any sublicense the right to provide The Regents with all information necessary for The Regents to determine that Licensee has met its obligations under this Agreement provided, that, The Regents shall treat such information as the Proprietary Information of Licensee in accordance with Article 30 below:

10.2.1      summary of work completed as of the submission date of the progress report;

10.2.2      key scientific discoveries as of the submission date of the progress report;

10.2.3      summary of work in progress as of the submission date of the progress report;

10.2.4      current schedule of anticipated events and milestones, including those event and milestones specified in Article 9 (Due Diligence);

10.2.5      market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

10.2.6      Sublicensees’ activities relating to the above items, if there are any Sublicensees.

10.3       If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement, but only after The Regents has provided Licensee notice of such failure and a reasonable opportunity to cure the failure, as provided in

Article 13 of this Agreement.  If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.

10.4       The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees.  The Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within thirty (30) days of the change in status.

10.5       The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

10.6       Beginning with the earlier of (i) the first Sale of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make quarterly Earned Royalty and Sublicensee Fee reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year.  Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, show:

10.6.1      the gross invoice prices and Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom), any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) and any Service Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

10.6.2      the quantity of each type of Licensed Product and/or Licensed Service Sold or otherwise exploited;

10.6.3      the country in which each Licensed Product and Licensed Service was made, used or Sold or otherwise exploited;

10.6.4      the Earned Royalties, in United States dollars, payable with respect to Net Sales and Service Income;

10.6.5      the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

10.6.6      the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

10.6.7      the exchange rates used, if any;

10.6.8      the amount of the cash and the amount of the cash equivalent of any non-cash consideration having financial value including the method used to calculate the non-cash consideration to the extent included in Net Sales or Attributed Income;

10.6.9      for each Licensed Product Sold and for each Licensed Service Sold, the specific Patent Rights identified by UC Case Number exercised by the Licensee or any Affiliate, Joint Venture, or Sublicensee in the course of making, using, selling, offering for Sale or importing such Licensed Product and/or using, selling or offering for Sale such Licensed Service; and

10.6.10    any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

10.7       If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.

11.     BOOKS AND RECORDS

11.1       The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales, all Attributed Income, all Service Income and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents during regular office hours to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

11.2       The Regents shall pay the fees and expenses of such examination.  If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

12.     LIFE OF THE AGREEMENT

12.1       Unless otherwise terminated by operation of law, Paragraph 12.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

12.2       This Agreement will automatically terminate without the obligation to provide 60 days’ notice as set forth in Article 13 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor, provided that if such petition is filed against Licensee, this Agreement will be reinstated (wherein the effective date of reinstatement shall be the date of automatic termination) under this Article 12.2 if such petition is withdrawn or dismissed within ninety (90) days of such filing.  Further, (a) during such 90-day period, The Regents will not grant a license to any third party that could preclude full reinstatement of Licensee’s rights and licenses hereunder, and (b) The Regents will not assert Patent Rights against Licensee resulting from Licensee’s use of the Licensed Product and Licensed Method during such ninety (90) day period, except, in the event of reinstatement, The Regents may pursue a claim for earned royalties and/or minimum annual royalties and/or milestone payments that would have otherwise been due during such 90-day period.

12.3       Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 4.7	Late Payments
Article 5	License Issue Fee

Article 6	Payments on Sublicenses (only to the extent payments to The Regents are owed on activities performed prior to termination or expiration or under Article 15)
Paragraphs 7.1 and 7.2	Earned Royalties and Minimum Annual Royalties (only to the extent payments to The Regents are owed on activities performed prior to termination or expiration or under Article 15)
Article 11	Books and Records
Article 12	Life of the Agreement
Article 15	Disposition of Licensed Products and Licensed Services on Hand Upon Termination or Expiration
Article 16	Use of Names and Trademarks
Article 17	Limited Warranty
Article 18	Limitation of Liability

Article 22	Indemnification
Article 23	Notices
Article 27	Governing Laws; Venue; Attorneys Fees
Article 30	Confidentiality

12.4       The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 6 (Payments on Sublicenses), 7 (Earned Royalties and Minimum Annual Royalties) (with respect to activities prior to such termination or expiration) and 15 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

13.     TERMINATION BY THE REGENTS

If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee.  If the Licensee fails to repair such default within sixty (60) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee.  If the Licensee, in good faith, is not able to repair the default within sixty (60) days, the Licensee may discuss with and explain to The Regents such inability and Licensee’s proposed eventual resolution of the default within sixty (60) days of the effective date of the Notice of Default.  If

The Regents is not satisfied with that explanation, then The Regents may terminate.  However, if Licensee disputes the breach by demanding arbitration before the AAA or by filing a law suit within the cure period, then The Regents shall not have the right to terminate this Agreement unless it has been determined by an arbitrator or court proceeding that this Agreement was materially breached and if Licensee fails to comply with its obligations hereunder within sixty (60) days after that determination; provided that all costs and legal expenses, including but not limited to attorney’s fees, for such arbitration or court proceeding shall be reimbursed to the prevailing party by the other party.

14.     TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents.  Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 19.3 and 19.6) will be effective sixty (60) days from the effective date of such notice.

15.     DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

15.1       Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to (i) dispose of all previously made or partially made Licensed Product, but no more and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefor required under this Agreement.  The Licensee will not otherwise make, use, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination unless Licensee wouldn’t be infringing The Regents’ Patent Rights in order to continue to make, use, Sell, offer for Sale or import such Licensed Products or such Licensed Services, or practice such Licensed Method after the date of termination.

15.2       If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time.  Otherwise, no Earned Royalties shall be paid on the Sales of such product or service.  Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

16.     USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing).  Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology.  Unless required by law or unless consented to in writing by Director, Office of Technology Management of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

17.     LIMITED WARRANTY

17.1       The Regents warrants to the Licensee that it has the lawful right to grant this license.

17.2       Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED.  THE REGENTS MAKES NO EXPRESS OR IMPLIED

REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

17.3       This Agreement does not:

17.3.1      express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

17.3.2      express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

17.3.3      obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 21 (Patent Infringement); or

17.3.4      confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

17.3.5      obligate The Regents to furnish any New Developments, know-how, technology or information not provided in Patent Rights.

18.     LIMITATION OF LIABILITY

THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.     PATENT PROSECUTION AND MAINTENANCE

19.1       In the event that Patent Rights are jointly owned by The Regents and the Licensee (“Joint Parties”), then the Licensee will diligently prosecute and maintain such U.S. and foreign patents and patent applications using counsel chosen by the Licensee. The Licensee will provide copies of all relevant documentation so that The Regents will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if The Regents has not commented upon such documentation in a reasonable time for the Licensee to sufficiently consider The Regents’ comments prior to a deadline with the relevant government patent office, or the Licensee must act to preserve the Patent Rights, the Licensee will be free to respond without consideration of The Regents’ comments, if any.  The Regents agrees to keep this documentation confidential as provided for in Article 30 (Confidentiality).

19.2       The Licensee shall use reasonable efforts to amend any patent application to include claims reasonably requested by The Regents.

19.3       All patents and patent applications under this Article 19 shall be assigned to Licensee and The Regents, and any other owner by operation of inventorship and obligations of assignment under relevant U.S. and state law.  If Licensee elects not to continue patent prosecution of Patent Rights, jointly owned by Licensee and The Regents, including claims within a case as well as non-elected species, then The Regents shall have the sole right to continue the prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense and Licensee will have no further right or licenses to The Regents’ undivided interest thereunder.  Licensee shall not make such election less than [***] prior to the deadline for any payment, filing, or action to be taken in connection with such Patent Rights.

19.4       The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law.  Notwithstanding the foregoing, if a particular Licensed Product is covered by multiple patents owned or controlled by Licensee, Licensee shall have the right to use its commercially reasonable judgment in selecting which patent to seek to extend and shall provide The Regents with its analysis and decision in writing.  The Licensee shall prepare all documents and The Regents

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.  Licensee shall be liable for [***] costs relating to such application.

19.5       If either party (in the case of The Regents, the Licensing Officer responsible for administration of this Agreement) receives notice pertaining to the infringement or potential infringement of any issued patent included within the Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then that party shall notify the other party within ten (10) days after receipt of notice of infringement.

19.6       The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”).  Patent Prosecution Costs shall include the cost of having The Regents’ counsel review and comment on the prosecution of Patent Rights, but not those costs associated with patent infringement described in Article 21 (Patent Infringement) or other litigation associated costs.  Licensee shall not be responsible for reimbursing The Regents’ Patent Prosecution Costs in excess of [***] and associated foreign applications with claims entirely within the scope of the associated US patent application (“Patent Family”).  For the avoidance of doubt, any foreign applications containing claims outside the scope of a putatively associated US application shall have a separate Patent Prosecution Costs reimbursement budget.  For the additional avoidance of doubt, each divisional, continuation, and continuation-in-part application will have a separate Patent Prosecution Costs reimbursement budget of [***]. Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents.

19.7       The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the three (3)-month period following receipt of a Notice of Termination.  The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder.

20.     PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

21.     PATENT INFRINGEMENT

21.1       In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).  During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other.  If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 21.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee.   Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

21.2       If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer (itself and/or through a designee).  The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit.  The Licensee may not join The Regents in a suit initiated by the Licensee without The Regents’ prior written consent.  If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay [***] costs incurred by The Regents arising out of such suit, including but not limited to, [***] legal fees of counsel that The Regents selects and retains to represent it in the suit.

21.3                      If, within a hundred and eighty (180) days following the date the Infringement Notice takes effect,, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer.  If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

21.4                      Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly.  If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

21.5                      Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any suit, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) the party initiating and leading the suit will receive [***] of the recovery and the other party will receive [***] of the recovery; and (b) for any recovery for willful infringement, each party will receive [***] of the recovery.  The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 21 (Patent Infringement).

21.6                      Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

21.7                      Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

21.8                      Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

22.              INDEMNIFICATION

22.1                      The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense.  This indemnification will include, but not be limited to, any product liability.  If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 22.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay [***] expenses for such representation.

22.2                      During the term of this Agreement, unless the insurance below is written on a claims-made form, the Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance (or an equivalent program of self-insurance):

22.2.1                  Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Each Occurrence	$5,000,000

Products/Completed Operations Aggregate	$10,000,000

Personal and Advertising Injury	$5,000,000

General Aggregate (commercial form only)	$10,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement.  The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

22.2.2                  Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

22.3                      The coverage and limits referred to in Paragraph 22.2.1 and 22.2.2 above will not in any way limit the liability of the Licensee under this Article 22 (Indemnification).  Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements.  Such certificates will:

•      Provide for thirty (30) days’ (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

•      Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 22.2.1; and

•      Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

22.4                      The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 22 (Indemnification).  The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 22 (Indemnification).

23.              NOTICES

23.1                      Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

23.1.1                  on the date of delivery if delivered in person;

23.1.2                  on the date of mailing if mailed by first-class certified mail, postage paid; or

23.1.3                  on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Singulex Inc.
1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502-3012
Attention: Gulshan H. Shaver

In the case of The Regents:	The Regents of the University of California
Office of Technology Management
185 Berry Street, Suite 4603
San Francisco, CA 94107
Attention: Director
RE: UC Case No. SF2008-042 and SF2009-027

Payments to The Regents should be directed to:

Office of Technology Transfer
Attn: Accounts Receivable
University of California
Office of the President
1111 Franklin Street, 7th Floor
Oakland, CA 94607-5200
Re: UC Case No. SF2008-042 and SF2009-027

24.              ASSIGNABILITY

This Agreement is personal to the Licensee.  The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents’ prior written consent, except that such consent will not be required in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix A).  Any attempted assignment by the Licensee in violation of this

Article 24 (Assignment) will be null and void.  This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

25.              WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.  No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

26.              FORCE MAJEURE

26.1                      Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to:  accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

26.2                      Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 26.1 for a period of one (1) year.

27.              GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

27.1                      THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

27.2                      Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

27.3                      The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

28.              GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so.  The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

29.              COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method.  The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.  The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

30.              CONFIDENTIALITY

30.1                      The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this

Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until [***] after the termination or expiration of this Agreement.

30.2                      The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, Affiliates and others on a need-to-know basis provided that such parties are bound by a like duty of confidentiality as that found in this Article 30 (Confidentiality).  Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request.  If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 30 (Confidentiality).  In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

30.3                      All written Proprietary Information will be labeled or marked confidential or proprietary.  If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

30.4                      Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

30.4.1                  that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

30.4.2                  that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

30.4.3                  that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and

30.4.4                  that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

30.5                      Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement.  The Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed.  Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

31.              ARBITRATION

31.1                      Any dispute, claim or controversy arising from or related in any way to Article 13 (Termination by The Regents) of this Agreement shall, if submitted for resolution under this Article 31, be subject to arbitration pursuant to the rules then pertaining of the American Arbitration Association (“AAA”), except where those rules conflict with these provisions, in which case these provisions control.  Notwithstanding the foregoing, the following matters shall not be subject to arbitration: claims arising under Article 16 (Use of Names and Trademarks), Article 17 (Limited Warranty), Article 18 (Limitation of Liability), Article 22 (Indemnification), and any claims of patent infringement.

31.2                      The panel shall consist of three arbitrators chosen from the California AAA (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by the Commercial Arbitration Rules of the AAA.  Arbitration shall be held at the location of the Party not seeking arbitration.

31.3                      The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates if feasible, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

31.4                      In the event the parties cannot agree upon selection of the arbitrator(s), the AAA will select arbitrator(s) as follows: AAA shall provide the parties with a list of no less than 25 proposed arbitrators from among the California AAA commercial arbitration panelists (15 if a single arbitrator is to be selected) having the credentials referenced above.  Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial AAA list, after exercising cause challenges.  The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.  The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, AAA shall appoint the required number of arbitrators from among the California AAA commercial arbitration panelists allowing each side challenges for cause and three peremptory challenges each

31.5                      In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Article 31.3 above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the Article 31.3 schedule.  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the Article 31.3 schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.

31.6                      The arbitrator(s) must render their award by application of the substantive law of California and are not free to apply “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefore stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.

31.7                      In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the California AAA commercial arbitration panelists and pursuant to selection procedures specified in paragraph 31.4 above.  If AAA cannot provide such services, the parties will together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within ninety days following oral argument as provided in this paragraph.  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in 31.6 above.

31.8                      The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties.  The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

31.9                      Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

32.            MISCELLANEOUS

32.1                      The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

32.2                      This Agreement is not binding on the parties until it has been signed below on behalf of each party.  It is then effective as of the Effective Date.

32.3                      No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

32.4                      This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

32.5                      In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

32.6                      No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

32.7                      In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor.  Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship.  Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

SINGULEX, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Philippe Goix	By:	/s/ Joel B. Kirschbaum Ph.D.
	(Signature)		(Signature)

Name:	Philippe Goix	Name:	Joel B. Kirschbaum Ph.D.
	President and CEO		Director, UCSF OTM

Date:	2/9/09	Date:	3/13/09

APPENDIX A

CONSENT TO SUBSITUTION OF PARTY

This substitution of parties (“Agreement”) is effective this             day of                    , 2008 among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, California 94107 (“UCSF”), Singulex, Inc., a Delaware corporation, having a principal place of business at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502 (“Singulex”); and [new licensee name] [(“YYY”)] a                                              corporation, having a principal place of business at                             .

BACKGROUND

A.                                   The Regents and Singulex entered into a License Agreement effective         (UC Control No.    -     -        ), entitled Exclusive license for HIGHLY SENSITIVE SYSTEM AND METHODS FOR ANALYSIS OF TROPONIN (“License Agreement”), wherein Singulex was granted certain rights.

B.             Singulex desires that [YYY] be substituted as [Licensee] (defined in the License Agreement) in place of Singulex, and The Regents is agreeable to such substitution.

C.             [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1.               [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original [Licensee] of the License Agreement in place of Singulex.

2.               [YYY] is substituted for Singulex, provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as [Licensee] as of the effective date of the License Agreement.

3.               The Regents releases Singulex from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

4.               The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

SINGULEX, INC.		THE REGENTS OF THE

UNIVERSITY OF CALIFORNIA

By:		By:
(Signature)

Name:		Name:	Joel B. Kirschbaum
(Please print)

Title:		Title:	Director

Office of Technology Management

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please print)

Title:

Date: